AMENDMENT NO. 2 TO PLAN AND AGREEMENT OF MERGER

     AMENDMENT NO. 2, made and entered into as of September 30, l996 (this "Amendment"), to the PLAN AND AGREEMENT OF MEREST, dated as of April 29, 1996, as amended by Amendment No. 1 made and entered into as of June 28, 1996, (as so amended, the "Merger Agreement"), by and between J. MlCHAELS, INC., a New York corporation (the "company"), and MURIEL SIEBERT CAPITAL MARKETS GROUP INC., a Delaware corporation wholly-owned by Muriel Siebert ("MSCMG").

                               W I T N E SS E TH:

     WHEREAS, the Company and MSCMG have entered into the Merger Agreement; and

     WHEREAS, the Company and MSCMG desire to amend the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Termination. Section 10.1(d) of the Merger Agreement shall be amended by
(a) deleting the reference to "September.30, 1996" appearing in the third line thereof and substituting in its place "January 6, 1997" and (b) inserting after the word "herein" appearing in the fourth line thereof the following clause:

         ", provided, however, that if the Company has not yet implemented a one-for-seven reverse stock split of its common stock (the "Reverse Stock Split") on or prior to November 15, 1996, then, at the option of the Company, the Effective Time of the Merger may be deferred until either the third or sixth day of January, 1997"

     2. Reverse Stock Split. The Company shall, immediately following execution of this Amendment, take all actions necessary to allow it to amend its certificate of incorporation to cause its Common Stock, par value $1.00 per share, to be reverse split on a one-for-seven basis, including making such filings with the Securities and Exchange Commission, The NASDAQ Stock Market and the State of New York as may be required and mailing an information atatement to its stockholders. In connection with such Reverse Stock Split, fractional shares shall be rounded upwards to the next largest whole share. Such Reverse Stock Split shall become effectixe immediately after the Effective Time of the Merger. MSCMG shall indemnify the Company and its officers, directors, employees, affiliates, successors or assigns (the "Indemnified Parties") for, and shall hold the Indemnified Parties harmless from and against, and shall reimburse the Indemnified Parties for, any and all damages, losses, liabilities, penalties or expenses of any kind or of any nature whatatever incurred by the Indemnified Parties in connection with the Reverse Stock Split.

     3. Expenses. Section 12.1 of the Merger Agreement shall be amended by inserting the following paragraph after the first paragraph thereof:

     "Further, MSCMG shall pay all additional third party expenses (including, but not limited to, reasonable attorneys' fees, accountants' fees and filing fees and excluding expenses relating to the liquidation of the Company's assets (including, but not limited to, salaries and all other costs relatlng to the Company's employees)) of the Company incurred in connection with (i) the Reverse stock Split and (ii) the continued affairs of the Company until the Effective Time of the Merger which would not have been incurred had the Closing occurred on September 20, 1996."

     4. Legal Fees. Promptly following the execution of this Amendment, MSCMG shall reimburse the Company in the amount of $5,000 for legal fees previous1y paid by it in connection with the transactions contemplated by the Merger Agreement. Further, MSCMG shall similarly pay all outstanding invoices for legal fees for services rendered by Moses & Singer LLP, special counsel to the Company, to the Company pursuant to the Merger Agreement.

     5. Approval of this Amendment. All authorizations, approvals and consents (including consents of the Boards of Directors) necessary for the execution and delivery by the Company and MSCMG of this Amendment have been given or made.

     6. Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed solely within such state.

     7. Status of the Merger Agreement. All other terms and conditions of the Merger Agreement shall remain in full force and effect, as amended hereby.

     8. Miscellaneous. (a) Headings. All headings in this Amendment are for convenience of reference only and are not intended to limit or affect the meaning of any provision hereof.

     (b) Counterparts. This Amendment may be executed in one or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

     (c) Capitalized Terms. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meaning as such terms have in the Merger Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by a duly authorized officer and to become effective as of the day and year first above written.

                                                 J. MICHAELS, INC.

                                                 By: /S/  JAMES H. MICHAELS
                                                 -----------------------------
                                                 Name: James H. Michaels
                                                 Title:   President


                                                 MURIEL SIEBERT CAPITAL
                                                 MARKETS GROUP INC.


                                                 By: /S/  MURIEL F. SIEBERT
                                                 ----------------------------
                                                 Name: Muriel F. SIEBERT
                                                 Title:   President